Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Post Effective Amendment No. 1 to Form S-1 of our report dated May 7, 2005, except for the last paragraph of Note 8(a) as to which the date is June 8, 2005, on the financial statements of ATC Healthcare, Inc. and Subsidiaries as of and for the years ended February 28, 2005 and February 28, 2004 which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.


/s/  Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 15, 2005